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                             TECHNICAL SERVICES AGREEMENT

    This Agreement, made and entered into this 11th day of December 1996, by and between PAGING NETWORK, INC., a Delaware corporation ("PageNet"), and PAGING NETWORK DO BRASIL S.A., a Brazilian corporation (together with its wholly owned subsidiaries, "PNB").
                                 W I T N E S S E T H
                                 - - - - - - - - - -

    Whereas, PNB desires to develop, maintain and improve a system for operating wireless voice (VoiceNow-Registered Trademark-) and data paging, messaging and similar services (the "Telecommunications Services") throughout Brazil (the "Territory") with PageNet's assistance;

    Whereas, PNB desires to avail itself of the considerable expertise and skill that PageNet has developed as a leading operator of Telecommunications Services throughout the United States of America in order to assist PNB in the operation of Telecommunications Services in the Territory; and

    Whereas, in purchasing equipment to operate Telecommunications Services in the Territory, PNB desires to partake in the benefits of the enhanced purchasing power PageNet has acquired through its volume purchases of such equipment.

    Now, therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    Section 1.     Definitions.

    As used in this Agreement, the following terms shall have the following meanings:

    1.1. "Affiliate" of a party shall mean an entity that controls, is controlled by or is under common control with such party.

    1.2. "Agreement" shall mean this Technical Services Agreement, and the exhibit(s) attached hereto.

    1.3. "Brazilian Regulations" shall have the meaning set forth in Section 7.


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    1.4. "Brazilian Regulators" shall have the meaning set forth in Section 7.

    1.5. "Charges" shall have the meaning set forth in Section 6.

    1.6. "Confidential Information" shall mean any trade secret or any information of a confidential and/or proprietary nature as to which PNB or PageNet, as the Disclosing Party, has developed or acquired, or during the Term of this Agreement develops or acquires including, without limitation, trade "know-how," secrets, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, relating to the conduct of business by either, which, prior to the date hereof, or during the term of this Agreement, was or is disclosed to the other party, as the Receiving Party, exclusive of data or information: (i) which has been published, is in the public domain, or otherwise becomes a matter of public knowledge by any means other than the Receiving Party's default in the observance or performance of any term or provision contained in this Agreement on its part to be observed or performed, or (ii) which was known to the Receiving Party at the time of such disclosure, as evidenced by the Receiving Party's written business records predating such disclosure and maintained in the ordinary course of business, or (iii) which is, at any time, disclosed to the Receiving Party by any person or entity not a party hereto who has the right to disclose the same.

    1.7. "Disclosing Party" shall have the meaning set forth in Section 12.

    1.8. "End-user" shall mean users and subscribers of the Telecommunications Services.

    1.9. "Equipment" shall have the meaning set forth in Section 4.1.

    1.10 "License" shall have the meaning set forth in Section 3.1(a).

    1.11 "Marks" shall have the meaning set forth in Section 3.1(a).

    1.12."PageNet" shall have the meaning set forth in the preamble to this Agreement.

    1.13 "PageNet Intellectual Property" shall have the meaning set forth in
Section 3.1(a).

    1.14."PageNet Services" shall have the meaning set forth in Section 2.1.

    1.15."PNB" shall have the meaning set forth in the preamble to this Agreement.

    1.16."Receiving Party" shall have the meaning set forth in Section 12.


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    1.17 "Sublicense" shall have the meaning set forth in Section 3.1(e).

    1.18."Telecommunications Services" shall have the meaning set forth in the first Whereas clause of this Agreement.

    1.19."Term" shall have the meaning set forth in Section 9.

    1.20."Territory" shall have the meaning set forth in the first Whereas clause of this Agreement.

    Section 2.     PageNet's Services.

    2.1. PageNet Services. PageNet shall provide the following services (the "PageNet Services") to PNB: (a) assist with the conversion, where necessary, of PNB's current facilities and equipment and with the construction, where necessary, of additional facilities and sites for the provision of Telecommunications Services by PNB in the Territory, and (b) provide the services listed on Exhibit A hereto from time to time upon the request of PNB. PNB shall request PageNet Services either in writing or orally if confirmed in writing within 24 hours. All PageNet Services will be supplied to PNB at the earliest practicable time, with the understanding that although PageNet will consider the provision of such services to PNB to be of the same importance as the provision of such services by PageNet to its own operations, PageNet has limited personnel resources that will have to be allocated by PageNet. PageNet agrees to complete the requested PageNet Services as promptly as is reasonably practicable in a professional manner, conforming to PageNet's standards. PageNet shall have the sole and exclusive right to determine who shall perform the PageNet Services (whether they be employees, subcontractors or others) and PageNet shall have sole and complete authority for the direction of, and shall remain responsible for, the PageNet Services to be performed.

    2.2. Costs and Expenses. The provision of PageNet Services hereunder shall be without charge by PageNet, except that PageNet shall invoice PNB, and PNB shall reimburse PageNet, for any out-of-pocket costs and expenses incurred by PageNet in connection with the provision of PageNet Services, including, but not limited to: (i) expenses of PageNet in connection with providing the employees listed on Exhibit A hereto (such expenses to include those paid pursuant to its expatriate policy and those, such as stock options (valued at the time of grant according to the Black-Scholes Formula), benefits and contributions to its 401(k) plan, paid by agreement with such employees), and (ii) expenses relating to PageNet personnel travel to and from, and accommodations and transportation within, Brazil. PageNet may request in writing to PNB that certain expenses in connection with PageNet Services be paid directly by PNB to others.


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    2.3. Invoicing. PageNet shall submit to PNB an invoice for monthly payments due under Section 2.2 on before the tenth (10th) business day after the close of such month. PNB shall pay the full amount set forth in such invoice, without offset, on or before the thirtieth (30th) day after the receipt of the invoice and in accordance with Section 6.

    Section 3.     License of PageNet Intellectual Property.

    3.1. Grant of License.

    (a) PageNet hereby grants to PNB, and PNB hereby accepts, during the term of this Agreement and thereafter to the extent and as provided in Section 3.5 hereof, an exclusive, royalty-free, nontransferable (except as otherwise provided in Section 3.4 hereof) license (the "License") to use and otherwise exploit in the Territory the trade names, trademarks and service marks owned by PageNet and set forth on Exhibit B hereto (as said Exhibit B may be amended from time to time) (the "Marks") and any trade secrets, patents, copyrights or other intellectual property included in the Confidential Information disclosed or provided by PageNet to PNB in connection with this Agreement (all of the foregoing, including the Marks, collectively referred to herein as the "PageNet Intellectual Property"), in connection with (and limited solely to) PNB's advertisement, promotion, marketing, sale, development and provision of the Telecommunication Services and products and services related thereto (all such Telecommunication Services and related products and services referred to as the "Licensed Services") in the Territory. For purposes of this Agreement, "exclusive" means that PageNet, (i) during the term of this Agreement, will neither use itself nor grant to any third party a license to use the PageNet Intellectual Property in connection with the advertising, promotion, marketing, sale, development or provision of Licensed Services in the Territory, and
(ii) during the term of the License (and thereafter in accordance with and to the extent provided in Section 3.5(e) hereof), will neither use itself nor grant to any third party a license to use the Marks in connection with any products, services or business activity in the Territory.

    (b) The granting of the foregoing License shall in no manner whatsoever limit the rights of PageNet, except as specifically provided in Sections 3.1(a) and 3.5(e) hereof; and except as so provided PageNet hereby expressly reserves full and unrestricted rights to use and exploit itself the PageNet Intellectual Property, and to grant to others rights and licenses to use and exploit the PageNet Intellectual Property, including without limitation the rights to use and exploit itself and to grant to others licenses to use and exploit (i) the PageNet Intellectual Property outside of the Territory in connection with any products, services or business activities, and (ii) the PageNet Intellectual Property (excluding the Marks) within the Territory other than for Licensed Services.



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    (c)  PNB acknowledges PageNet's sole and exclusive ownership of the PageNet
Intellectual Property and any and all registrations or applications with respect thereto (whether issued by or filed with the relevant governmental authorities in the Territory or otherwise), and that the provisions of this Agreement do not convey to PNB and PNB shall not obtain any title to or ownership right or interest in the PageNet Intellectual Property or any such registrations or applications. All use of the Marks by PNB in connection with the Telecommunications Services or otherwise hereunder shall inure to the exclusive benefit of PageNet. Each party agrees, at the reasonable request of the other party, to execute and deliver any and all instruments and documents deemed necessary or desirable by the requesting party to develop, protect, preserve, extend or enforce the parties' respective rights relating to the PageNet Intellectual Property, including but not limited to any documents required by the United States Patent and Trademark Office or the Brazilian National Institute of Intellectual Property to show the relationship between PNB and PageNet.

    (d) It is the specific intent of the parties hereto that nothing contained in this Agreement shall in any way endanger, jeopardize or adversely affect any right of PageNet in and to the PageNet Intellectual Property. To that end, should any provision or provisions of this Agreement be interpreted by a court or other governmental authority so as to endanger, jeopardize or adversely affect such right or rights, whether or not such interpretation is made at the instance of PNB or another, the parties agree that such provision or provisions shall be deemed deleted from this Agreement, and the parties shall negotiate in good faith to replace such deleted provision(s) with substitute provision(s) which do not endanger, jeopardize or adversely affect such right(s) but which, to the extent practicable, implement the purposes and intent of the parties as set forth in the deleted provision(s).

    (e) Subject to the prior written consent of PageNet, which consent will not be unreasonably withheld or delayed, PNB shall have the right under the License to grant to any third party (a "Sublicensee") a sublicense (a "Sublicense"), to use and otherwise exploit in the Territory, the PageNet Intellectual Property in connection with PNB's and/or such Sublicensee's advertisement, promotion, marketing, sale, development and provision of Licensed Services in the Territory. The granting of any Sublicense by PNB pursuant to this subsection (e) shall be subject to all of the following: (i) such Sublicense shall be subject to the provisions of this Section 3, any Sublicensee shall be subject to any and all of the obligations of PNB contained in this
Section 3, mutatis mutandis, and upon the request of PageNet any such Sublicensee shall expressly acknowledge such obligations in a written instrument delivered to PageNet; (ii) the granting of such Sublicense shall in no manner whatsoever relieve, waive, or excuse the performance of, any of the obligations



                                           5

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and/or responsibilities of PNB with respect to the License or the provisions of this Section 3; (iii) with respect to the granting of such Sublicense, PNB covenants and agrees that it will take any and all steps, as may be necessary or appropriate or as reasonably requested by PageNet, to ensure the full and complete performance of, and compliance with, the obligations under such Sublicense by such Sublicensee; (iv) any breach by such Sublicensee under such Sublicense, which breach--if committed by PNB--would be a breach of the License, shall be deemed a breach of the License and the provisions of this Section 3 by PNB; and (v) any termination of the License hereunder (whether with respect to the Marks, the PageNet Intellectual Property other than the Marks, or all of the PageNet Intellectual Property) shall automatically terminate such Sublicense with respect to the affected PageNet Intellectual Property.

    3.2. Quality Control; Compliance with Laws.

    (a) PNB will not use the Marks without PageNet's express prior written consent to such use, which consent will not be unreasonably withheld or delayed; provided, however, that this Agreement shall constitute such prior written approval of PageNet unless PageNet notifies PNB in writing that PageNet has determined, reasonably and in good faith, that (i) the Marks have been or are proposed to be used incorrectly from a technical standpoint (i.e., proper trademark usage) or otherwise not in compliance with the License, or (ii) PNB's actual or proposed use of the Marks would materially adversely affect the value of the Marks or materially adversely affect PageNet's ability to register, protect, preserve or enforce its rights and interests in the Marks (whether inside or outside the Territory). Copies or prototypes of all proposed Licensed Services-related advertising, promotional, marketing, sales and operating materials or items using and/or bearing the Marks will be submitted by PNB to PageNet, a reasonable time prior to any use, sale or distribution of the same. If at any time PageNet, reasonably and in good faith, determines that any use and/or display of the Marks by PNB is not in compliance with the License or does or may materially adversely affect the value of the Marks or materially adversely affect PageNet's ability to register, protect, preserve or enforce its rights and interests in the Marks (whether inside or outside the Territory), PageNet may issue instructions to PNB concerning the manner in which PNB may continue to use the Marks in compliance with the License, and PNB will promptly comply with such instructions or the parties will negotiate in good faith to reach agreement on an alternative use and/or display of the Marks that complies with the License and is reasonably acceptable to both parties.

    (b) PNB shall advertise, promote, market, sell and provide the Licensed Services in accordance with the terms of this Agreement and in a high quality, professional manner consistent with the quality of similar services and/or products either (i) provided by PageNet or others under the Marks in the United


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States or other countries outside the Territory, or (ii) provided by significant competitors of PNB or other significant such service providers within the Territory (taking into account the then-current commercial and technical standards and capabilities then prevailing in the Territory), and, in either case, consistent with the high quality, professional image of and goodwill associated with the Marks and taking into consideration for a reasonable and appropriate period the start-up nature of PNB's operations (all of the foregoing referred to as the "Quality Standard").

    (c) In order to ensure that the Licensed Services are provided in an appropriate manner commensurate with the Quality Standard, PNB, upon reasonable prior oral or written notice to PNB by PageNet, will allow representatives of PageNet to make reasonable tests or inspections of the Licensed Services, and to have access to PNB premises or facilities at any reasonable time during business hours; provided, however, that PNB shall not be required to allow any such tests, inspections or access more than twice in any one-year period. In connection therewith, PNB shall make available to such representatives any facilities, equipment, services or information reasonably requested and permit such representatives to test or inspect the Licensed Services and to inspect its premises and facilities and any and all items and/or materials provided to customers or others in connection with the Licensed Services at any reasonable time during business hours, and PNB shall otherwise cooperate with PageNet as PageNet may reasonably request.

    (d) If PageNet reasonably determines that the Licensed Services (or any portion thereof) do not meet the Quality Standard, then PageNet will provide PNB with written notice (the "Defect Notice") of such failure, specifying the specific product or service and the particular deficiency, and (if applicable) the relevant geographic region of the Territory, together with any reasonably available supporting documentation of such deficiency. If PNB shall not have met such Quality Standard for such specific product or service and does not
(i) take appropriate action to diligently commence to cure such deficiency within sixty (60) days after receipt of the Defect Notice, and (ii) cure such deficiency by causing such product or service to meet such Quality Standard and provide documentation of such cure reasonably acceptable to PageNet within ninety (90) days after receipt of the Defect Notice (or, if such deficiency is not reasonably susceptible to cure within such 90-day period, within one hundred eighty (180) days after the receipt of the Defect Notice), then PageNet may, by written notice to PNB (the "Suspension Notice"), immediately suspend the License of the Marks only with respect to the particular product or service (and the relevant geographic region, if applicable) specified in the Defect Notice, and PNB shall as promptly as possible cease all use of the Marks with respect to such particular product or service (in such geographic region, if applicable). As long as the License remains in effect hereunder with respect to the Marks, if at any subsequent time PNB demonstrates, to PageNet's reasonable satisfaction,


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that such particular product or service (with respect to which the License of the Marks had been suspended) then meets the Quality Standard (in the relevant geographic area, if applicable), then the License of the Marks shall be reinstated and once again in effect with respect to such product or service (in the relevant geographic area, if applicable). However, if PageNet sends more than three (3) Suspension Notices in any period of twenty-four (24) months or less with respect to separate violations of the Quality Standard, PageNet shall have the right, by written notice to PNB, immediately to terminate the License of the Marks (only) provided herein.

    (e) In connection with its use of the Marks and its advertisement, promotion, marketing, sale and provision of the Licensed Services, PNB shall, at all times during the term of this Agreement and thereafter during the term of the License, comply in all material respects with all applicable laws and regulations, including, without limitation, the Brazilian Regulations and any other terms or conditions that may be imposed by the Brazilian Regulators, any of their successor departments or agencies, or any other departments or agencies serving the same or similar function, and any state or local agencies.

    3.3. Infringement and Adverse Governmental Action. Each of PageNet and PNB will promptly notify the other party of any infringement or misappropriation and of any adverse governmental action or the commencement of any legal action by a third party relating to the PageNet Intellectual Property or the Licensed Services within the Territory, of which it becomes aware. Each party shall also notify the other party of any other factor of which it becomes aware that may materially affect the PageNet Intellectual Property or the provision of the Licensed Services. PNB shall have the right, exercisable at its option and with notice to PageNet, (a) to prosecute any and all actions against alleged infringers or misappropriators of the PageNet Intellectual Property and/or defend the PageNet Intellectual Property against any and all claims or actions made or brought by third parties with respect thereto within the Territory, and
(b) to seek to remedy governmental actions adversely affecting the PageNet Intellectual Property or the provision of the Licensed Services in the Territory; PageNet will cooperate in any action brought or defended against by PNB within the Territory, at PNB's request and expense. If PNB does not commence to prosecute, defend against or seek to remedy any of the foregoing actions within ninety (90) days after PNB becomes aware thereof, then PageNet shall have the right, exercisable at its option and with notice to PNB, to prosecute, defend against or seek to remedy any such actions; PNB will cooperate in any action brought or defended against by PageNet within the Territory, at PageNet's request and expense. Each party will bear the costs of its own legal expenses and other costs in connection with any actions taken, and the party bearing the costs will be entitled to receive any amounts received in settlement and/or damages awarded.

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    3.4  Assignment or Transfer of the License.

    (a) Except as provided in Sections 3.4(b) and (c), PNB shall not have the right to assign or transfer the License to any third party, whether by sale or assignment of assets or stock, merger consolidation or otherwise.

    (b) As long as this Agreement remains in full force and effect, PNB shall have the right to assign or transfer the License in conjunction with any permitted assignment or transfer of this Agreement pursuant to Section 13.1 hereof.

    (c) At any time upon or subsequent to a termination of this Agreement whereby the provisions of this Section 3 have survived such termination and PageNet has not terminated the License (either with respect to the Marks only or the entire License) pursuant to Section 3.5, then PNB shall have the right to assign or transfer the License, with respect to the PageNet Intellectual Property for which the License remains in effect at the time of such assignment or transfer, to any third party to which PNB shall simultaneously assign or transfer all or substantially all of PNB's assets (other than this Agreement) associated with its Licensed Services business (however such assignment or transfer is structured, e.g., as an assignment of assets, sale of stock, merger, consolidation, or otherwise), provided that both of the following conditions are satisfied prior to or at the time of such assignment or transfer: (i) such assignee or transferee shall be subject to any and all of the obligations of PNB contained in this Section 3, mutatis mutandis, and shall expressly acknowledge such obligations in a written instrument delivered to PageNet; and (ii) such assignee or transferee represents and warrants to PageNet, in writing, that it is such party's intention itself to continue to carry on and conduct the Licensed Services business being acquired by such party from PNB.

    3.5. Effect of Termination.

    (a) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 3 shall survive termination of this Agreement, other than: (i) a termination pursuant to Section 10.1; or (ii) a termination initiated by PageNet pursuant to Section 10.2 where the relevant breach or default by PNB is a breach or default under the terms of the License set forth in this Section 3; or (iii) a termination pursuant to Section 10.3 if such termination is on account of governmental action which requires a termination of the License, provided, however, if such governmental action (with respect to its required termination of the License) is reversed within the period up to and including the first anniversary of the date of such termination pursuant to this clause (iii), PNB shall have the right to reinstate the License by delivery to PageNet of written notice of such reversal and reinstatement within such time period or up to five (5) business days thereafter, whereupon the provisions of this Section 3 shall be reinstated and revived and in full force and effect. In the event of any post-termination survival and/or reinstatement of this Section


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3, the License shall remain exclusive only with respect to the Marks and shall become non-exclusive with respect to any and all other PageNet Intellectual Property (as provided in Section 3.1(a)).

    (b) At any time subsequent to a termination of this Agreement whereby the provisions of this Section 3 have survived such termination (or been reinstated pursuant to Section 3.5(a)(iii)) and remain in full force and effect pursuant to
Section 3.5(a), PageNet may thereafter (i) partially suspend or terminate the License of the Marks (only) pursuant to Section 3.2(d), or (ii) terminate the License if PNB commits any breach or default of any of the terms or conditions of the License (other than a breach or default to which Section 3.2(d) applies) and such breach or default has not been cured within ninety (90) days after receipt by PNB of PageNet's notice of such breach or default (or, if such breach or default is not reasonably susceptible to cure within such 90-day period, within one hundred eighty (180) days after receipt by PNB of PageNet's notice of such breach or default).

    (c)  Upon any termination of the License of the Marks, whether pursuant to
Section 3.2(d) or Section 3.5(b), then:

         (i) all rights and licenses granted hereunder by PageNet to PNB (including but not limited to the License) with respect to the Marks shall terminate, and PNB shall have no claim against PageNet for losses or expenses incurred or for lost profits or goodwill;

         (ii) PNB shall promptly cease entirely the use of all of the Marks;

         (iii) PNB shall promptly change its corporate name from "Paging Network do Brasil S.A." to "Warburg Paging do Brasil S.A." or such other corporate name as long as such name does not include, is not similar to or likely to be confused with, and is not a colorable imitation of any of the Marks, and PNB shall file with the appropriate Brazilian authorities the necessary documentation in connection with such name change within thirty (30) days following the date of any such termination;

         (iv) in order to protect and preserve PageNet's rights in and the identity of the Marks, PNB agrees that it will not use or register or apply to register any trademark or trade name which is similar to or likely to be confused with or is a colorable imitation of the Marks; and

         (v) subsections (iii) and (iv) are intended to prevent confusion, mistake or deception among purchasers of and users of the same or related

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goods or services which might be caused by the same or similar corporate names, trademarks or trade names.

    (d) If the License (in its entirety) is terminated pursuant to Section 3.5(b), or if this Agreement is terminated pursuant to Section 10.1, pursuant to
Section 10.2 at the initiation of PageNet where the relevant breach or default by PNB is a breach or default under the terms and conditions of the License set forth in this Section 3, or pursuant to Section 10.3 if such termination is on account of governmental action which requires a termination of the License and PNB does not reinstate the License pursuant to Section 3.5(a)(iii), then in addition to the application of clauses (i) - (v) of Section 3.5(c):

         (i) all rights and licenses granted hereunder by PageNet to PNB (including but not limited to the License) shall terminate, and PNB shall have no claim against PageNet for losses or expenses incurred or for lost profits or goodwill; and

         (ii) PNB shall promptly cease entirely the use of all of the PageNet Intellectual Property.

    (e) Upon any termination of the License with respect to the Marks (whether alone or as part of a termination of the License with respect to all the PageNet Intellectual Property), PageNet shall not, for a period of two (2) years immediately following such termination, either directly itself or indirectly through a licensee, use the Marks in the Territory for or in association with any Licensed Services.

    Section 4.     Equipment Purchase Option.

    4.1. Procurement of Equipment. PageNet agrees to use its commercially reasonable efforts to arrange with vendors to furnish to PNB equipment relating to the operation of the Telecommunications Services in the Territory (the "Equipment"), as and when requested by PNB to PageNet in writing from time to time, at prices and terms (including but not limited to financing and cooperative advertising) as favorable to PNB as PageNet is able to obtain for such Equipment for itself. If such favorable prices and terms cannot be secured, PageNet shall use its commercially reasonable efforts to order such Equipment from vendors on PNB's behalf with the vendors directly billing PNB therefor. At PNB's request, PageNet shall use its commercially reasonable efforts to have vendors extend credit to PNB for Equipment purchased either directly by PNB or by PageNet on behalf of PNB; provided, however, that under no circumstances shall PageNet be obligated to use its own credit with vendors to procure Equipment for or on behalf of PNB. If Equipment ordered by PageNet for or on behalf of PNB is actually invoiced by vendors to PageNet, PageNet shall immediately forward such invoice to PNB and PNB shall directly pay such


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invoice in accordance with its terms. If, for any reason, PageNet, in its sole discretion (a) pays vendors with its own funds, or (b) uses its own credit with vendors to obtain Equipment for or on behalf of PNB, PageNet shall advise PNB in writing of such payment or credit arrangement along with appropriate documentation and PNB shall reimburse PageNet for the price actually paid or to be paid by PageNet for such Equipment, including all shipping, handling, insurance, taxes, duties and other charges, in accordance with the provisions of Sections 4.2 and 6.

    4.2. Invoicing. PageNet shall submit to PNB an invoice for Equipment purchased or procured by PageNet for or on behalf of PNB under Section 4.1 on or before the tenth (10th) business day after the close of the month during which such Equipment was ordered. PNB shall pay the full amount set forth in such invoice, without offset, on or before the fifth (5th) business day prior to the date that the vendor of the Equipment has required payment and in accordance with Section 6. If the vendor has other requirements for payment, such as C.O.D., PNB shall comply with such payment terms as if it were the direct purchaser of the Equipment.

    4.3 Warranties. If PageNet shall purchase any Equipment on behalf of PNB, PageNet shall, to the extent possible, pass through to PNB all warranties provided by the vendor of such Equipment, and, if the vendor does not permit PageNet's pass through of such warranties, PageNet will use its best efforts to enforce such warranties on behalf of PNB. PageNet and PNB shall work together to preserve any benefits that PageNet would receive from the vendor as the purchaser of the Equipment.

    4.4. Shipping. To the extent possible, the Equipment shall be shipped and delivered in accordance with PNB's instructions. If for any reason PageNet must take delivery of and reship Equipment to PNB, any additional expenses in connection therewith shall be invoiced by PageNet to PNB, and PNB shall pay such invoices in the manner set forth in Section 6. PageNet shall use commercially reasonable efforts to arrange shipping, delivery and title transfers so as to minimize duties and other import levies.

    4.5. Relationship between PageNet and PNB. As between PageNet and PNB, it is intended by the parties that PageNet's role as a facilitator of purchases of the Equipment by PNB is ministerial and that PNB is to be considered the purchaser of the Equipment even if PageNet must purchase the Equipment in its name for and on behalf of PNB. Therefore, PageNet assumes no risk by acting in this capacity. Consistent with the foregoing, but not in limitation thereof, all risk of loss on all Equipment shipped by any vendor or PageNet shall be borne by PNB and not PageNet (even if delivered to PageNet).

    Section 5.     Disclaimer: Limitation of Liability and Damages.

    ALL EQUIPMENT PROCURED, PURCHASED, SUPPLIED OR INSTALLED BY PAGENET FOR PNB IS PROVIDED TO PNB ON AN "AS IS" BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. PageNet shall not be liable for any delay in the performance of orders or contracts for Equipment, or for any delay in the shipment or delivery thereof, or for any direct or indirect damages suffered by PNB by reason of such delays.

    Section 6.     Payments, Taxes and Exchange Control.

    All payments by PNB hereunder shall be made in United States Dollars (or, if requested by PageNet, in Brazilian Reais at the prevailing exchange rate on the date of payment) in immediately available funds. Payments to PageNet shall be made to the address set forth in Section 13.2 or at such other address as PageNet may specify from time to time. PNB shall, at its own expense, be solely responsible for obtaining all governmental and non-governmental approvals required or necessary for the prompt and complete remittance of payments under this Agreement. All payments shall be made in the full and actual amounts invoiced and no deductions shall be made for of any direct or indirect taxes, duties, fees, costs, expenses, commissions, contributions, surcharges or other amounts of any kind that may be imposed or required on such payments by any third party (including but not limited to governmental authorities or financial institutions) (all of such amounts, the "Charges"). PNB shall be solely responsible for the prompt and complete payment of all Charges. PageNet shall assess a late charge of one and one-half percent (1.5%) per month, or at PageNet's sole discretion, the highest applicable rate permitted under prevailing law, on any amount due from PNB to PageNet which is not received when due for payment.

    Section 7.     Regulations.

    PageNet and PNB acknowledge that the activities of PNB and/or its Affiliates in connection with the operation of Telecommunications Services in the Territory hereunder are subject to the Brazilian Telecommunications Code and other applicable laws (all of such laws, statutes, orders, rules and regulations, together the "Brazilian Regulations") and are regulated by the Ministry of Communications of Brazil and other Brazilian regulatory agencies and governmental authorities (all such regulatory entities or authorities, together the "Brazilian Regulators"). Accordingly, PageNet and PNB mutually agree as follows:

    7.1. Consents. The execution, delivery and performance of this Agreement and the transactions contemplated hereby may be subject to the receipt of any necessary prior approvals or authorizations by or from the Brazilian Regulators or any other governmental authority. PageNet and PNB agree to use their best efforts to promptly obtain any such approvals or authorizations applicable to them. PNB shall, at its own expense, be responsible for obtaining all Brazilian approvals for the importation of Equipment or relocation of persons necessary to perform the PageNet Services into the Territory.

    7.2. Compliance. PageNet and PNB shall each comply, in all material respects, with all Brazilian Regulations and all applicable laws and regulations of the United States of America. In the event Brazilian Regulators or any governmental authority shall require any material additions, deletions, or modifications to the terms or conditions of this Agreement, PNB and PageNet shall use commercially reasonable efforts to reconstitute this Agreement to comply with such requirements.


    7.3. Records. Each of PNB and PageNet shall maintain complete and accurate records regarding its business activities, showing the information required (i) to permit calculation of all amounts owed hereunder by PNB to PageNet, (ii) to permit the verification of costs and expenses referred to in Section 2.2, and
(iii) to compile any information required by the Brazilian Regulators or any other governmental authority. Each of PNB and PageNet shall have the right, at its own expense, to examine (or to have its duly authorized agent examine) on a confidential basis and upon at least ten (10) days prior notice thereof such records and books of account with respect to operation of the Telecommunications Services in the Territory of the other during regular business hours.

    7.4. Control of Radio Facilities. PageNet acknowledges that PNB has, or has entered into agreements with others to obtain, the rights to operate the frequencies and facilities necessary to re-sell Telecommunications Services in the Territory. PNB shall ensure that the frequencies and facilities are operated in compliance with the Brazilian Regulations. No provision of this Agreement shall be construed as vesting in PageNet any control over legal entities holding concessions or licenses for the operation of frequencies or facilities utilized to re-sell Telecommunication Services in the Territory by PNB. PNB shall take all actions necessary to ensure that all of the terms and conditions of the licenses are complied with and fulfilled and the frequencies remain available for the operation of Telecommunication Services in the Territory by PNB. PNB shall maintain full responsibility for the control, supervision, maintenance, and expense of such operation of frequencies and facilities. PNB shall promptly notify PageNet of any complaints received from End-users relating to the operation of Telecommunications Services in the Territory and shall confirm such complaints to PageNet in writing.

    Section 8.     Representations and Warranties.

    8.1. Representations and Warranties of PNB. PNB represents and warrants to PageNet as follows:

    (a) It is a corporation duly organized and validly existing under the laws of Brazil, with full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary corporate action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

    (b) No governmental or other third party consent is required in connection with its execution, delivery or performance of this Agreement, except such regulatory approvals as may be contemplated under Sections 6 and 7.

    (c) This Agreement is PNB's valid and binding obligation enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies. PNB has the unencumbered right to enter into this Agreement and to fulfill its duties hereunder. It is not and will not become party to any agreement in conflict herewith.

    8.2. PageNet Representations and Warranties. PageNet represents and warrants to PNB as follows:

    (a) It is a corporation duly organized and validly existing under the laws of Delaware, with full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary corporate action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

    (b) No governmental or other third party consent is required in connection with its execution, delivery or performance of this Agreement, except such regulatory approvals as may be contemplated under Sections 6 and 7.

    (c) This Agreement is PageNet's valid and binding obligation enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies. PageNet has the unencumbered right to enter into this Agreement and to fulfill its duties hereunder. It is not and will not become party to any agreement in conflict herewith.

    Section 9.     Term.

    9.1. Initial Term. The initial term of this Agreement shall commence on the date hereof and shall continue until the fifth (5th) anniversary of the date hereof. The initial term shall be extended for successive three (3) year terms unless either party gives notice of its intent not to so extend at least one (1) year prior to the end of the initial term or any additional term.

    9.2. Termination Under Certain Circumstances.

    (a) Notwithstanding the provisions of Section 9.1, this Agreement shall terminate, at PageNet's election, six (6) months after PageNet's ceasing to own at least 5% (on a fully diluted basis) of PNB common stock and/or subscription bonds to purchase such common stock, or anyone other than Warburg, Pincus Ventures, L.P. owns 50% or more (on a fully diluted basis) of PNB common stock and/or subscription bonds to purchase such common stock.

    (b) Notwithstanding the provisions of Section 9.1, this Agreement shall terminate immediately upon the consummation or closing of any transaction for which PageNet's consent is required (but has not been given) pursuant to Section
13.1 hereof.

    Section 10.    Termination.

    Anything set forth herein to the contrary notwithstanding, this Agreement may be terminated by PNB or PageNet as provided below by the giving of written notice of such termination by the terminating party at least thirty (30) days in advance:

    10.1. Non-Payment. PageNet may terminate this Agreement if PNB has failed to pay any amounts due under Sections 2 and 4, and such failure continues for a period of thirty (30) days after the receipt by PNB of notice of non-payment from PageNet; provided, however, that any such termination by PageNet shall not terminate the License pursuant to Section 3 hereof, if PNB reasonably and in good faith disputes its obligation to pay PageNet the amount not paid (as evidenced by written notice given by PNB to PageNet within such 30-day period setting forth the amount in dispute and PNB's reasonable and good faith basis for disputing such obligation), unless and until such dispute is resolved (whether by agreement, settlement, mediation, arbitration decision, court decision or otherwise) and PNB shall not have paid PageNet the amount (if any) which PNB is obligated to pay pursuant to such resolution within thirty
(30) days after the effective date of such resolution.

    10.2. Breach. Either party may terminate this Agreement if the other party commits a material breach or default of any of the provisions of this Agreement (other than actual or potential material breaches or defaults to which Section 3.2(d) hereof applies) and such breach or default has not been cured within thirty (30) days after receipt by the breaching party of the non-breaching party's notice of such breach or default. Either party may terminate this Agreement if the other party commits any other breach or default of any of the provisions of this Agreement (other than actual or potential other breaches or defaults to which Section 3.2(d) hereof applies) and such breach or default has not been cured within sixty (60) days after receipt by the breaching party of the non-breaching party's notice of such breach or default.

    10.3. Government Restrictions. Either party may terminate this Agreement if the performance of this Agreement pursuant to the terms hereof has been prohibited or made illegal by any Brazilian Regulator, court, governmental authority or regulatory body, by a final, nonappealable rule, decision, order or law and the parties are unable to reconstitute this Agreement pursuant to
Section 13.4.

    10.4. Consequences of Termination. The termination of this Agreement pursuant to this Section 10 shall not relieve the parties of any obligations incurred hereunder up to and including the date of termination.

    Section 11.    Indemnification.

    11.1. PageNet Indemnity. Subject to any limitations in Section 5 and any other terms of this Agreement, PageNet shall indemnify and hold harmless PNB, its Affiliates, their respective directors, officers, employees, agents, subsidiaries, affiliates, subcontractors and assignees, or any of them, from and against all claims, damages and liabilities resulting from the failure by PageNet to perform its obligations hereunder. Notwithstanding any provision of this Agreement, in no event shall PageNet nor its directors, officers, employees or agents be liable for any loss of profits, loss of business, loss of goodwill, indirect, special, exemplary, consequential or punitive damages that may be suffered by PNB, its directors, officers, employees' agents or End-users arising from the performance or non-performance of the provisions of this Agreement or any acts or omissions associated therewith, including, without limitation, all activities related to the use of any Equipment furnished hereunder or to the provision of PageNet Services hereunder, whether the basis of the liability is breach of contract, tort (including negligence and strict liability), statutes, or any legal theory.

    11.2. PNB Indemnity. PNB shall indemnify and hold harmless PageNet, its Affiliates, their respective directors, officers, employees, agents, subsidiaries, affiliates, subcontractors and assignees, or any of them, from and against all claims, damages and liabilities resulting from PageNet's performance of its obligations hereunder and from the acts or omissions of PNB or the failure by PNB to perform its obligations hereunder or any acts or omissions associated therewith.

    Section 12.    Confidentiality.

    All Confidential Information made available by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement shall be held in strict confidence by the Receiving Party for a period extending through the date five (5) years from the expiration or termination of this Agreement, provided that such Confidential Information continues to be "Confidential Information" as defined hereunder, during such five-year period. Such Confidential Information shall not be disclosed or used by the Receiving Party except as expressly contemplated in this Agreement. Each party shall require its employees, officers, directors and agents to whom Confidential Information is disclosed to keep such Confidential Information in strict confidence and to disclose the same to no one except those (i) authorized in writing by the Disclosing Party and (ii) entering into an appropriate agreement to keep the Confidential Information confidential. Nothing in this Agreement shall be construed as a grant by either party to the other of rights in Confidential Information belonging to the Disclosing Party, except the right to use Confidential Information for the purposes and to the extent set forth in this Agreement. Each party shall, upon termination of this Agreement or request of the other party, either (A) promptly return to the other all writings, drawings, diagrams, tapes, records, discs, other forms of data storage, other documents or materials constituting originals or copies of Confidential Information furnished by the other party, or (B) destroy or erase such originals and copies. If at any time either party has acknowledged or becomes aware of any potential or actual unauthorized use, transfer or disclosure of Confidential Information belonging to the other party, such party shall promptly notify the other party and the other party shall have the exclusive right to take whatever action it deems appropriate with respect thereto. In the event that any action or proceeding is brought as a result of such unauthorized use, transfer or disclosure, the other party shall fully cooperate with the party owning the Confidential Information involved. Any Confidential Information reasonably classifiable as a trade secret shall, as between the parties and their employees, remain a trade secret and be fully protected as such in spite of any failure by the Disclosing Party to constantly admonish the Receiving Party of the trade secret nature of the information disclosed or because of any failure of the Disclosing Party to pursue an active course of conduct designed to inform the Receiving Party or its employees that the secrets and information are to remain confidential.

    Section 13.    Miscellaneous.

    13.1. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party in any manner, including in connection with the acquisition of the stock or assets of such party, without the prior written consent of the other; provided, however, that PNB shall also have the right to assign or transfer the License pursuant to and in accordance with Section 3.4(c) hereof.

    13.2.     Notices.

    (i) All communications under this Agreement shall be in writing and shall be delivered by hand, internationally recognized air courier or facsimile transmission, charges prepaid:

              (1) if to PageNet, at 4965 Preston Park Boulevard, Plano, Texas 75093, facsimile number (214) 985-6717 marked for attention of Barry A. Fromberg (with a copy to Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts 02110-1726, facsimile number (617) 951-8736 Attn:
    Roger D. Feldman), or at such other address as PageNet may have furnished in writing to PNB,

              (2) if to PNB, at Avenida das Nacoes Unidas, 12,551 World Trade Center, 17th Floor, Suite 26, Sao Paulo, Brazil, facsimile number _______________, marked for the attention of the President (with a copy to Xavier, Bernardes, Braganca, Av. Brasil 1980, Sao Paulo, Brazil, facsimile number 011-55-11-282-5580, Attn: M. Regina Lynch), or at such other address as it may have furnished in writing to the Investors.
    (ii) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if sent by courier, on the third business day following the date of such mailing; and if mailed by registered or certified airmail, on the sixth business day after the date of such mailing.

    13.3. Relationship of the Parties. PageNet's relationship to PNB is that of an independent contractor and no other relationship is intended or created between the parties hereto. Nothing in this Agreement shall be construed to make PageNet an agent or partner of PNB.

    13.4. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, the parties shall negotiate in good faith to agree on a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

   13.5. No Waiver. No delay or omission by either party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party of any of the covenants, conditions or contracts to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof, or of any other covenant, condition or contract herein contained. No change, waiver or discharge hereof shall be valid unless it is in writing, and signed by an authorized representative of the party against which such change, waiver or discharge is sought to be enforced.

    13.6. Counterparts. This Agreement may be executed by the parties in counterpart copies which together shall constitute the entire agreement between the parties hereto. When executed, this Agreement shall supersede all prior and contemporaneous agreements, written or oral, of the parties with respect to the subject matter hereof and this Agreement may not be amended except by a writing signed by the authorized representative of each party.

    13.7. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

    13.8. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, except PNB and PageNet, any rights or remedies under or by reason of this Agreement.

    13.9. Force Majeure. Subject to Sections 10.3 and 10.4, no party hereto shall be liable to any other party for failure or delay in the performance of any obligation required by this Agreement, if that failure or delay is due in whole or in part to any cause beyond the reasonable control of that party, including, but not limited to, strikes, work stoppages, fires, accidents, acts of government, whether legal or otherwise, or acts of God provided notice thereof is given to the other party. The period of time within which any party hereto is required to fulfill its obligations under this Agreement shall be extended by the period of the delay resulting from any of the foregoing events.

    13.10. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York, excluding its conflicts of law rules.

    13.11. Arbitration. All disputes and differences arising from or in connection with this Agreement, and in all relations between the Parties with respect to the subject matter hereof, shall be finally settled by binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three, the place of arbitration shall be New York, New York, and the arbitration proceedings shall be conducted in English.

    13.12. Construction. The authoritative text of this Agreement shall be the English text.









                       [Rest of Page Intentionally Left Blank]

    In witness whereof, the parties hereto have executed this Agreement the day and year first above written.


                                         PAGING NETWORK DO BRASIL S.A.


                                         By:  /s/ Thomas C. Trynin
                                             ------------------------------
                                              Name: Thomas C. Trynin
                                              Title: President



                                        PAGING NETWORK, INC.


                                        By:  /s/ Jose Roberto Opice
                                             -------------------------------
                                             Name: Jose Roberto Opice
                                             Title: Attorney-in-fact

                                      Exhibit A

                                   PageNet Services

1. PageNet has identified Messrs. Thomas Trynin, Marco Fregenel and [-] to act as on-site senior management of PNB.

2. Management supervision of PNB will be supplied by PageNet designated senior management as may be deemed necessary or appropriate by PageNet to its performance of its obligations under this Agreement.

3. Participation of other PageNet designated employees with particular skills on an as-needed basis, as may be deemed necessary or appropriate by PageNet to its performance of its obligations under this Agreement.

4. Training, both in the United States of America and Brazil, of key PNB employees, as shall be agreed to by PNB and PageNet.

5. PageNet will provide PNB, on an exclusive basis in the Territory, such technology, software, new product development, systems design, etc. as PageNet determines shall be necessary and appropriate, subject to the provisions of the Agreement.

6. Interface with vendors to seek favorable prices and services, comparable to those obtained by PageNet for itself.

7. Provide, at PNB's request, marketing, advertising and public relations material on a pass-through basis (i.e. PNB will not pay any fee for use of such materials but will pay for incremental costs, such as translation).

8. PageNet will use its information systems expertise to select an appropriate billing and information system for PNB and PageNet's information systems personnel will assist in implementation of such billing and information systems.

9. PNB will have access to all VoiceNow-Registered Trademark- technology and other personal communications services product developments and other paging technologies to which PageNet has access.

10. Appropriate persons from the PNB management team shall be invited to all PageNet company-wide meetings of their counterparts in the United States operations.

11. Such other services as shall be agreed to in writing by PNB and PageNet from time to time.

                                      Exhibit B


                                        Marks


    PAGENET

    VOICENOW



                                     Trade Names


    PAGING NETWORK